INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

CUSIP NO. 87243J102

NUMBER

SHARES

TGI Solar Power Group

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

FULLY PAID AND NON ASSESSABLE SHARES OF $0.001 PAR VALUE STOCK OF

TGI SOLAR POWER GROUP, INC., transferable on the books of the Corporation by the holder hereof, in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned by an authorized representative of the Transfer Agent.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized Officers, certified with the seal of the Corporation.

Dated:

HENRY VAL, PRESIDENT

Countersigned & Registered:

By

Authorized Signature - Direct Transfer
Cary, NC • (919) 481-4000

TGI SOLAR POWER GROUP, INC.
CORPORATE
Seal
DELAWARE